Exhibit (h)(2)

MASTER SUB-ADMINISTRATION AGREEMENT

This Master Sub-Administration Agreement (the “Agreement”) dated and effective as of April 4, 2014, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and Carlyle Select Trust Administration L.L.C., a Delaware limited liability company (the “Administrator”).

WHEREAS, each of the investment companies listed on Schedule A hereto (each such investment company and each investment company made subject to this Agreement in accordance with Section 24 below, shall be referred to as a “Trust” and collectively, the “Trusts”) is an open-end management investment company and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Trust may be comprised of multiple series and the Administrator intends that this Agreement be applicable to each Trust and each of its series set forth on Schedule A hereto (such series together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 25 below, shall hereinafter be referred to as the “Funds”);

WHEREAS, each Trust has retained the Administrator to furnish certain administrative services to such Trust and the Funds of such Trust; and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain sub-administrative services to the Trusts and Funds as set forth on Schedule B, as the same may be amended from time to time (the “Services”), and the Sub-Administrator is willing to furnish such Services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF SUB-ADMINISTRATOR

The Administrator hereby appoints the Sub-Administrator to act as sub-administrator to the Trusts and the Funds for purposes of providing certain sub-administrative Services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the Services stated herein. Each Trust currently consists of the Fund(s) and its/their respective classes of shares as listed in Schedule A to this Agreement.

2.	DELIVERY OF DOCUMENTS

The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents with respect to each Trust and/or Administrator, if any, and any and all future amendments and supplements, thereto:

a.	Each Trust’s Declaration of Trust and By-laws;

b.	Each Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Trustees of each Trust (the “Board”) certified by such Trust’s Secretary authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator (“Authorized Persons”) to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment management or investment advisory agreement between each Trust and the investment manager, and any sub-advisory agreement applicable to each Fund;

e.	A copy of the administration agreement between each Trust and the Administrator; and

f.	Such other certificates, documents or opinions that the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the trust company power and authority to carry on its business as presently conducted;

c.	All requisite trust company proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened that would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entry into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Sub-Administrator that:

a.	It is a limited liability company, duly organized, existing and in good standing under the laws of the State of Delaware;

b.	It has the requisite limited liability company power and authority under applicable laws and by its operating agreement to enter into, perform and receive services pursuant to this Agreement;

c.	All requisite limited liability company proceedings have been taken to authorize it to enter into, perform and receive services pursuant to this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened that would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entry into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or the Trust or any law or regulation applicable to either of them.

f.	With respect to each Trust:

(1)	The Trust is a statutory trust duly organized and existing and in good standing under the laws of the state of its formation;

(2)	The Trust is an investment company registered with the SEC under the 1940 Act;

(3)	The Registration Statement has been filed and will be effective and shall remain effective during the term of this Agreement. As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

(4)	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement; and

(5)	As of the close of business on the date of this Agreement, the Trust is authorized to issue shares of its beneficial interest.

5.	SUB-ADMINISTRATION SERVICES

The Sub-Administrator shall provide the Services listed on Schedule B attached hereto, subject to the authorization and direction of the Administrator or a Trust, as the case may be, and,

in each case where appropriate, the review and comment by the Trust’s independent accountants and the Administrator’s or the Trust’s legal counsel and in accordance with procedures that may be established from time to time between the Administrator and the Sub-Administrator.

The Sub-Administrator shall perform such other services for the Administrator that are mutually agreed to by the parties from time to time, for which the Administrator will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Sub-Administrator shall receive from the Administrator, or directly from a Trust at the instruction of the Administrator, such compensation for the Sub-Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties (“Service Fees”). The fees are accrued daily and billed in accordance to the schedule set forth in the written fee schedule and such Service Fees shall be due and payable within thirty (30) days upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion that such part bears to the full monthly period and shall be payable within thirty (30) days of the date of termination of this Agreement. In addition, the Administrator, or a Trust at the direction of the Administrator, shall reimburse the Sub-Administrator for its reasonable out-of-pocket costs incurred in connection with this Agreement. An itemized statement of such costs shall be submitted to the Administrator at the end of each month and shall be payable within thirty (30) days of receipt. All rights (i) with respect to Service Fees and (ii) of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies ordered specifically by or for a Trust through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator’s or the Trust’s behalf at the Administrator’s or the Trust’s request or with the Administrator’s or Trust’s consent.

The Administrator acknowledges and agrees that each Trust and/or the Administrator, as the case may be, will bear all expenses that are incurred in its operation and not specifically assumed by the Sub-Administrator. Expenses to be borne by each Trust and/or the Administrator, as the case may be, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel retained by the Trust (including such counsel’s review, if any, of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, filing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust (except in the case that such a person is an employee of the Sub-Administrator or one of its affiliates); costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and directors & officers/errors & omissions (“D&O/E&O”) liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

The Sub-Administrator is authorized to and may employ, associate or contract with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.	INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to any Authorized Person for instructions and may consult with its own legal counsel, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Administrator agrees to make outside legal counsel for the Trusts and/or the independent accountants for the Trusts available to the Sub-Administrator at the Sub-Administrator’s reasonable request.

The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by an Authorized Person. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator. Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator or any Trust insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Administrator or any Trust by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as sub-administrator hereunder. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the fraud, negligence or willful misconduct of the Sub-Administrator, its officers or employees, or by reason of reckless disregard of duties hereunder. The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, except as otherwise agreed in writing by the parties hereto, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned with respect to the Administrator and any Trust and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator and any Trust including, but not limited to, any liability relating to qualification of any Trust as a regulated investment company or any liability relating to any Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2014 shall be the date of this Agreement through December 31, 2014, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2015 and terminating on December 31, 2015 shall be the date of this Agreement through December 31, 2014, calculated on an annualized basis.

The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator or any Trust or upon reasonable reliance on information or records given or made by the Administrator or any Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own fraud, negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party or otherwise used other than in accordance with this Agreement. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, counsel, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of five (5) years.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Administrator represents and warrants that each Trust has assumed full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records that it maintains for each Trust and the Administrator on behalf of the Trusts shall at all times remain the property of such Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 12. The Sub-Administrator further agrees that all records that it maintains for each Trust and the Administrator on behalf of such Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator.

11.	SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator from time to time, have no authority to act or represent the Administrator or the Trusts in any way or otherwise be deemed an agent of the Administrator or the Trusts.

12.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending on the second (2nd) anniversary of the date hereof (the “Initial Term”). During the Initial Term and thereafter, the Agreement may be terminated at any time with respect to any Trust or Fund, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of such Trust or Fund, or by the vote of the Board or by either party to this Agreement.

Upon termination of this Agreement with respect to any Trust or Fund, the Administrator shall pay Sub-Administrator its compensation due for services rendered through such date, and shall reimburse Sub-Administrator for its reasonable costs, expenses and disbursements. Upon termination of this Agreement, with respect to any Trust or Fund, and receipt of payments due, the Sub-Administrator will deliver such Trust’s or Fund’s, as applicable, records as set forth herein. In the event of termination of this Agreement, the Sub-Administrator shall reasonably assist with the transition of services hereunder to a new Sub-Administrator as reasonably requested by the Administrator or a Trust.

The Administrator shall pay the Sub-Administrator its compensation due through the end of such transition period, if any, and shall reimburse Sub-Administrator for its reasonable costs, expenses and disbursements during such period. For the avoidance of doubt, however, no payment will be required pursuant to this paragraph in the event of any transaction such as (a) the liquidation or dissolution of any Trust or Fund and distribution of such Trust’s or Fund’s assets as a result of the determination by the Board of such Trust in its reasonable business judgment that a Trust or Fund is no longer viable, (b) a merger of a Trust or Fund into, or the consolidation or combination of a Trust or Fund with, another entity, or (c) the sale by a Trust or Fund of all, or substantially all, of its assets to another entity.

Termination of this Agreement with respect to any one particular Trust or Fund shall in no way affect the rights and duties under this Agreement with respect to any other Trust or Fund.

13.	NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Administrator, to:

Carlyle Select Trust Administration L.L.C.

520 Madison Avenue

New York, NY 10022

Attention: Orit Mizrachi

Telephone and Facsimile: (212) 813-4508

If to the Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attention: Mary Moran Zeven, Senior Vice President and Senior Managing Counsel

Facsimile: 617-662-2702

14.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

15.	ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party.

16.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

17.	DATA PROTECTION

The Sub-Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Administrator or each Trust’s shareholders, employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log on to or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

18.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

19.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

20.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

21.	GOVERNING LAW AND CONSENT TO JURISDICTION

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act, if any, without regard to its conflicts of laws provisions.

22.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

23.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

24.	ADDITIONAL TRUSTS

In the event that the Administrator becomes the administrator for any investment company in addition to those listed on Schedule A hereto and the Administrator desires to have the Sub-Administrator render services under the terms hereof, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such investment company shall become a Trust hereunder and the Administrator shall be bound by all terms and conditions and provisions hereof with respect to such investment company.

25.	ADDITIONAL FUNDS

In the event that any Trust establishes one or more funds in addition to the Funds listed on Schedule A with respect to which the Administrator serves as administrator and the Administrator desires to retain the Sub-Administrator to act as Sub-Administrator under the terms hereof, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such fund shall become a Fund hereunder and the Administrator shall be bound by all terms and conditions and provisions hereof with respect to such fund.

26.	ANTI-CORRUPTION COMPLIANCE

The Sub-Administrator represents and warrants that it maintains policies, procedures and controls that are reasonably designed to prevent the Sub-Administrator’s personnel from engaging in corrupt, unfair or fraudulent practices in connection with the provision of the services hereunder, including, but not limited to, the Sub-Administrator or its personnel accepting bribes or making offers, payments, or promise to pay to any person, including, but not limited to, an executive, official, employee or agent of (i) a governmental department, agency or instrumentality, (ii) a wholly or partially government-owned or controlled company or business, or (iii) a political party (collectively, “Government Official”), for the purpose of influencing any act, decision or failure to act by such persons or a Government Official or securing an improper advantage in order to obtain, retain or direct business. The Sub-Administrator’s anti-corruption compliance program is rooted in the Sub-Administrator’s corporate Standard of Conduct and a fundamental requirement contained therein that the Sub-Administrator’s employees must conduct themselves in a manner consistent with the highest level of legal, ethical and professional integrity. The program includes employee training and awareness and risk based procedural controls at the business unit level, pre-clearance approval of expenditures made to or for the benefit of government officials and employees through a centralized Ethics Office function, and recordkeeping controls.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

CARLYLE SELECT TRUST ADMINISTRATION, L.L.C.

By:	/s/ Ian J. Sandler
Name:	Ian J. Sandler
Title:	Chief Legal Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

MASTER SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

List of Trust and Fund(s)

Carlyle Funds Trust

Carlyle Enhanced Commodity Real Return Fund

Carlyle Core Allocation Fund

A-1

MASTER SUB-ADMINISTRATION AGREEMENT

SCHEDULE B

List of Services

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Trust the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements, reports on N-CSR, Form N-Q and Form N-MFP, and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Fund(s)’s investment advisers, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board compliance materials;

f.	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

j.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

Fund Administration Blue Sky Services

k.	Perform Blue Sky services pursuant to the specific instructions of the Trust’s officers as detailed in Schedule C hereto;

Fund Administration Legal Services

l.	Prepare the agenda and resolutions for all requested Board of Trustees (the “Board”) and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, attend and prepare minutes for such Board and committee meetings and attend the Trust’s shareholder meetings and prepare minutes of such meetings;

m.	Prepare and mail quarterly and annual Code of Ethics forms for Trustees who are not “interested persons” of the Trust under the 1940 Act (the “Independent Trustees”);

n.	Prepare for filing with the SEC the following documents: Form N-CSR, Form N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Fund(s) and any sticker supplements to the Prospectus and SAI for the Fund(s);

o.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

p.	Maintain general Board calendars and regulatory filings calendars;

q.	Maintain copies of the Trust’s Declaration of Trust and By-laws;

r.	Assist in developing, maintaining and improving guidelines and procedures to improve overall compliance by the Trust, including procedures designed to comply with Rule 38a-1 under the 1940 Act;

s.	Assist the Trust in the handling of routine regulatory examinations of the Trust and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters;

t.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Trust, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

u.	Coordinate with insurance providers, including soliciting bids for D&O/E&O insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

Fund Administration Tax Services

v.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

w.	Prepare the Funds’ annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Trust’s independent accountants and execution and filing by the Trust’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

x.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

y.	Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

z.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

aa.	Participate in discussions of potential tax issues with the Funds and the Funds’ audit firm.

Tax services, as described in “Fund Administration Tax Services” above and in this Agreement, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

All of the Services, as described above, shall be performed on a consolidated basis.

MASTER SUB-ADMINISTRATION AGREEMENT

SCHEDULE C

Notice Filing with State Securities Administrators

At the specific direction of the Administrator or the Trust, the Sub-Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Trust shares are to be offered or sold pursuant to instructions given to the Sub-Administrator by the Administrator or the Trust.

The Administrator or Trust shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Trust shares to be permitted to be sold in each such jurisdiction. In the event that the Sub-Administrator becomes aware of (a) the sale of Trust shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Trust shares in excess of the number of Trust shares permitted to be sold in such jurisdiction, the Sub-Administrator shall report such information to the Administrator or the Trust, and it shall be the Administrator’s or the Trust’s responsibility to determine appropriate corrective action and instruct the Sub-Administrator with respect thereto.

The Blue Sky services shall consist of the following:

1.	Filing of Trust’s Initial Notice Filings, as directed by the Trust;

2.	Filing of Trust’s renewals and amendments as required;

3.	Filing of amendments to the Trust’s registration statement where required;

4.	Filing Trust sales reports where required;

5.	Payment at the expense of the Trust of all Trust Notice Filing fees;

6.	Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

7.	Filing of annual reports and proxy statements where required; and

8.	The performance of such additional services as the Administrator and the Sub-Administrator may agree upon in writing.

Unless otherwise specified in writing by the Sub-Administrator, Blue Sky services by the Sub-Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law or ensuring the proper application of any such exemptions. Any such determinations shall be made by the Administrator or the Trust or their respective legal counsel.

If the Administrator or the Trust has elected to deliver Trust share sales information to the Sub-Administrator via broker-dealer feeds, the Sub-Administrator’s processing of any such feeds is subject to the supervision and approval of the Trust and the following shall apply.

1.	Activation of any broker-dealer feeds, including transfer agent codes or broker codes, will commence as soon as practical after written instructions are received from the Trust. The Sub-Administrator will assume all sales from such feeds are Blue Sky reportable.

2.	The Sub-Administrator will accept and pay Blue Sky fees based on all active and live direct broker-dealer feeds, as instructed by the Trust in writing.

3.	The originating entity, and not the Sub-Administrator, is responsible for the accuracy of all broker-dealer feed information. Without limiting the generality of the foregoing, the Sub-Administrator will not be responsible for (i) reconciling any direct broker-dealer feeds with the Trust’s accounting records, (ii) ensuring that omnibus suppressions are effected, (iii) the accuracy of any files transmitted from the transfer agent or broker-dealer systems or (iv) errors or omissions in sales data. The Sub-Administrator will not alter or otherwise manipulate or change the contents of any transfer agent or broker-dealer files routed to the Sub-Administrator.

4.	The Administrator or the Trust will be responsible for ensuring that any direct broker-dealer feeds are deactivated from the main omnibus feed at the Trust’s transfer agent as appropriate. The Trust acknowledges that all dropped and dead transfer agent or broker-dealer feeds will automatically be deactivated.

In connection with the services described herein, the Trust shall issue in favor of the Sub-Administrator a power of attorney to submit Notice Filings on behalf of the Trust, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT 1

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of                      that                      (the “Trust”) on behalf of its currently existing series and all future series (the “Funds”), with principal offices at                     , makes, constitutes, and appoints BOSTON FINANCIAL DATA SERVICES, INC. (“Boston Financial”) with principal offices at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. NOTICE FILINGS FOR FUND SHARES. The power to submit (in any format accepted) notice filings for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of Boston Financial in connection with the notice filings of the Fund’s shares.

2. TRANSMIT FILING FEES. The power to draw, endorse, and deposit checks and/or transmit electronic payments in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.

3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Managing Director, Vice President, Compliance Officer, Compliance Group Manager, Compliance Manager, or Compliance Fund Administrator at Boston Financial shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this Limited Power of Attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by Boston Financial of such termination of authority. Nothing herein shall be construed to constitute the appointment of Boston Financial as or otherwise authorize Boston Financial to act as an officer, director or employee of the Trust.

IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

[NAME]

By:
Name:
Title:

Subscribed and sworn to before me this day of 20

Notary Public

State of

In and for the County of

My Commission expires

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